FOR IMMEDIATE RELEASE:

        United Financial Corporation Increases Warehouse Credit Lines 67% to
                                50 Million


   Chicago, IL - October 6, 1998 - United Financial Mortgage Corporation (CHX: "UFM"), of Oakbrook, IL announced today that it has obtained an additional $20 million warehouse line of credit from Lau Capital Funding, of Los Angeles, CA. The credit line boosts United Financial's total residential warehouse credit facilities to $50 million - a 150 percent increase from $20 million at the end of fiscal 1998. The Company uses its warehouse credit line to aggregage mortgage loans until they are sold to third-party investors or packaged with other loans for sale into the secondary market.

   United Financial Mortgage Corp. is a national mortgage banker principally engaged in originating retail and wholesale mortgage for single family residences of one to four units. The Company is headquartered in Oak Brook, Illinois and has regional offices in several other states. The Company's web site(www.ufmc.com) allows consumers to get information on the many different types of mortgage loans offered by the Company, calculate mortgage payments, and apply on-line for a mortgage.

   This press release may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from the statements contained herein. Such risks and uncertainties include, but are not limited to, changes in the performance of the financial markets, changes in the demand for and market acceptance of the Company's products, changes in the mortgage lending industry or changes in general economic conditions, including interest rates, the impact of competition, changes in the value of real estate, the ability to maintain and increase sources of funding, and other risks disclosed from time to time in the Company's SEC reports and filings.

   For Additional Information:
   Steve Khoshabe, Executive Vice President/CFO
   United Financial Mortgage Corp
   630-571-7222
   www.ufmc.com
   sk@ufmc.com

   Spencer Maus, Director
   Dresner Corporate Services, Inc.
   312-726-3200, extension 204
   smaus@dresnerco.com